                                                                    EXHIBIT (6)i

                             DISTRIBUTION AGREEMENT

THIS AGREEMENT made in triplicate the day of November, 1998.

BETWEEN:

                AXYN CANADA CORPORATION, a corporation incorporated pursuant to the laws of Canada

                (hereinafter called "the Distributor")

                OF THE FIRST PART

AND:

                MPT MILLENNIUM PATENT TECHNOLOGIES CORPORATION LIMITED, a corporation incorporated under the laws of Cyprus

                (hereinafter called "the Owner")

                OF THE SECOND PART

WHEREAS the Owner has agreed to sell copies of the Software (defined herein) to the Distributor and the Distributor has agreed to market and distribute copies of the Software in accordance with the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto hereby agree as follows:

ARTICLE I              APPOINTMENT AS DISTRIBUTOR

1.1 The Owner hereby appoints the Distributor as the exclusive distributor of the Software (as defined in Schedule "A") in Canada and the Distributor hereby accepts such appointment. In accordance with such appointment, the Distributor shall have the exclusive right to distribute and sell copies of the Software to third parties in Canada only (the "Territory").

1.2 In consideration for and in connection with such appointment, the Distributor shall:

        (a)     diligently exploit and market the Software;

        (b) maintain, enhance, support, assist and provide such other services with respect to the Software as may be necessary or desirable to properly exploit the Software; and

        (c) take all other steps as may be reasonably required in order to effectively market and sell copies of the Software including, without limitation, preparing sales and promotional materials in order to facilitate advertising and sales of the Software and to write, update and maintain all user manuals.

1.3 In connection with the appointment by the Owner of the Distributor as the exclusive distributor of the Software in the Territory, the Distributor shall have the right to use any trademarks associated with the Software for the purposes of carrying out its obligations under this Agreement and for no other purposes whatsoever. The Owner shall record the Distributor as a registered user of all trademarks associated with the Software in the Territory required by the Distributor to market and sell the Software.

1.4 Except as otherwise provided herein, the Distributor shall, in consultation with the Owner, make all decisions and do and perform all such acts and things as may be necessary or desirable in connection with the sale, marketing and distribution of the Software;

1.5 The Owner shall produce or cause to be produced, copies of the Software for sale to the Distributor for resale to third parties as principal. The Distributor is acting as an independent contractor and distributor and nothing herein shall be deemed to constitute the Distributor as agent, joint venturer or partner of the Owner or to be related to the Owner. For greater certainty, the Distributor shall have no authority to negotiate or conclude contracts in the name of the Owner and the Owner shall not be bound in any manner whatsoever by any agreement, warranty or representation made by the Distributor to any other person or with respect to any action of the Distributor.

1.6 The Distributor shall be responsible for all costs, expenses and disbursements of any kind in connection with the exploitation, marketing, distribution and sale of the Software and in connection with the performance of all of its obligations hereunder, including without limitation, its share of all costs of enhancing and maintaining the Software, all costs incurred in promoting and advertising the Software and all costs of packaging, invoicing, collecting and support services related to the Software. FOR GREATER CERTAINTY, ALL COSTS OF DUPLICATING THE SOFTWARE SHALL BE INCURRED BY THE DISTRIBUTOR.

1.7 Copies of the Software may be sold by the Distributor singly or in bulk, depending on the requirements of its customers. Copies of the Software may also be produced in customized format to meet unique demands of purchasers. The Distributor shall also be entitled to grant licenses for the use of all or some of the Software to users (including users affiliated with the Distributor) provided that such licensing activity shall not exceed twenty percent (20%) of the Distributor's business, based on revenues, in connection with the commercial exploitation of the Software.

1.8 The Distributor shall develop and/or oversee, at its own expenses, the production of all marketing and sales literature, technical and professional literature, and direct mail publications and presentations required in connection with the sale and marketing of the Software.

1.9 The Distributor shall determine the selling price for each copy of the Software to third parties with a view to maximizing the revenues attributable to the exploitation of the Software.

1.10 The Distributor shall not be entitled to any compensation, fees or costs in connection with the services provided hereunder.

ARTICLE 2              PURCHASE PRICE AND PAYMENT FOR SOFTWARE

2.1 The Distributor shall pay the following:

        (a) an amount equal to 7% of the gross revenue of the Software received by the Distributor in the Territory;

        (b) an amount equal to a payment of 9% of the gross revenue from the sale of the Software by the Distributor in the Territory by assumption of the similar obligation of the Owner to The Guide Associates Inc. pursuant to a Software Purchase Agreement dated as of the date of this Agreement; and

        (c) $10,000.00 per year payable on the date first written above and thereafter on each anniversary date of this Agreement.

2.2 The Distributor shall pay to the Owner the amount owing to the Owner for the sale by the Distributor of copies of the Software (net of sales and value added taxes) (hereinafter referred to as "Sales Revenues") within twenty (20) days following the end of each calendar quarter. Payment of Sales Revenues shall be payable by the Distributor out of receipts from sales of copies of the Software by the Distributor. Each payment of Sales Revenues payable hereunder shall be accompanied by a statement, setting forth particulars of all sales by the Distributor of copies of the Software for the period then ended. Within sixty (60) days of each calendar year end, the Distributor shall provide a statement, certified by its auditors, of all sales of copies of the Software for such year.

2.3 Upon reasonable notice and no more than once per year, the Owner, at its own expense, shall have the right to appoint a representative to review the financial records of the Distributor for the purposes of verifying the calculations of the sale prices and the total purchases and sales by the Distributor of copies of the Software. The Distributor shall fully cooperate with such representative. The Distributor covenants that it shall cause accurate and complete financial books of accounts and records to be kept at all times in respect of purchases and sales of copies of the Software. The Distributor shall also provide to the Owner, when same are prepared and received by the Distributor, copies of the internal quarterly financial statements of the Distributor and copies of the year-end audited financial statements of the Distributor.

2.4 All references to dollars contained in this Agreement and all Schedules hereto are to United States dollars unless otherwise indicated.

ARTICLE 3             MARKETING PLAN

3.1     The Distributor shall periodically prepare a marketing plan.

ARTICLE 4             INSURANCE

4.1 The Distributor shall name the Owner as the insured, in respect of any insurance obtained by the Distributor relating to the Software in amounts which third party insurance agents from time to time advise is customary in the industry for comparable products.

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF THE DISTRIBUTOR

5.1 The Distributor hereby represents and warrants to the Owner as follows and hereby acknowledges and confirms that the Owner is relying on such representations and warranties in connection with the entering into by the Owner of this Agreement:

        (a) the Distributor is a corporation duly and validly incorporated and organized under the laws of Canada and is validly existing and in good standing under the laws of Canada;

        (b) the execution and delivery of this Agreement by the Distributor has been duly authorized by all necessary corporate action and the Distributor has all requisite corporate power and authority to enter into this Agreement and to carry out its terms;

        (c) the execution and delivery of this Agreement by the Distributor and the observance of, performance of and compliance by it with the terms hereof do not constitute: a violation of applicable law; a violation or a breach of any contract or any other instrument to which the Distributor is a party or by which it is bound; a default under, or would constitute a default with the passage of time or the giving of notice or both or otherwise under, any contract or obligation to which the Distributor is a party or by which it is bound; or a violation or a breach of any writ, injunction, statute, by-law, judgment, decree, order, rule or regulation, including of any court or administrative body, by which the Distributor is bound;

        (d) the Distributor has all requisite power and authority to own, lease and operate the properties and assets now owned, leased and operated by it and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the business conducted or the nature of the properties owned, leased or operated by the Distributor makes such qualification necessary;

        (e) there are no judgments outstanding and no claims, actions, suits, proceedings or investigations pending or, to the best of the Distributor's knowledge after reasonably diligent investigation, threatened against or affecting the Distributor or the Software at law or in equity or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, enjoining, restricting or prohibiting the right of the Distributor to sell, market and distribute the Software as contemplated herein and pursuant to the marketing plan;

        (f) no registration or filing with the consent, approval or other action by any federal, state, provincial or other governmental agency or instrumentality is or will be necessary for the valid execution and performance of this Agreement by the Distributor;

        (g) except for events or conditions relating to businesses in general, there is no event or condition of any character pertaining to the business of the Distributor or to the assets of the Distributor that may reasonably be expected to adversely affect its assets or its business. The Distributor is not in default under any laws, regulations, by-laws, orders or requirements applicable to its business;

        (h) the business carried on by the Distributor has been and is now being conducted in compliance with all statutes, regulations, by-laws, orders, covenants, restrictions or plans of all federal, state, provincial or municipal authorities, agencies, boards, or licensing bodies applicable to such business and the Distributor holds all licenses and permits necessary for the carrying on of such business. There is no threatened suspension, cancellation or invalidation of any such approval, license, permit or certificate which could reasonably be expected to have an adverse effect on the Distributor;

        (i) the Distributor is not in default under or in breach of any material term of any contract to which it is a party or by which it is bound. There exists no state of facts which, after notice or lapse of time or both, or otherwise, would constitute a default under or breach of a material term of any such contracts. All such contracts are now in good standing and in full force and effect and the Distributor is entitled to all of the benefits thereunder.

ARTICLE 6      COVENANTS OF THE DISTRIBUTOR

6.1 The Distributor covenants and agrees to do the following:

        (a) enhance, market and distribute the Software pursuant to the terms hereof and in accordance with the provisions of the marketing plan;

        (b) exploit the Software and carry on its business in a prudent, efficient and conscientious manner and at all times ensure that the exploitation of the Software and the business carried on by the Distributor is carried on in compliance with all applicable laws;

        (c) assist the Owner, in securing the Distributor as a registered user of the trademarks used in association with the Software, and thereafter, the Distributor shall maintain its registration as a registered user of such trademarks;

        (d) provide or arrange for, at its own expense, technical support for the Software including maintenance, enhancement and refinement, where applicable, of the Software for purposes of use, demonstration, duplication and distribution of the Software. The Distributor shall ensure that the Software is maintained free of bugs and defects and shall reasonably enhance or refine existing features, if applicable, in order to reasonably maintain the marketability of the Software;

        (e) comply with all license and registration requirements, file all returns, keep all records, pay all taxes, fees, levies, rates and assessments which may be levied or assessed against it as a result of the operation of its business;

        (f) do all things and cause all things to be done to ensure that all of the representations and warranties of the Distributor contained in this Agreement remain true and correct throughout the term of this Agreement as if such representations and warranties were continuously made throughout the term of this Agreement;

        (g)     pay all Sales Revenues to the Owner, as hereby agreed to;

        (h) not, in any way, infringe or contribute to the infringement by others of the rights of the Owner in any of the trademarks or copyrights associated with the Software and furnish any information in its possession in connection with the infringement of such trademarks or copyrights by a third party to the Owner, as soon as reasonably possible and to cooperate fully with the Owner in any action commenced with respect to any infringement relating to such trademarks or copyrights;

        (i) neither the Distributor nor any person, firm or corporation with which it is affiliated in any way shall develop, market, enhance, or exploit, either directly or indirectly, any software or similar product that may be competitive in any way with the Software other than a software product developed with the use or assistance of all or part of the Software in which the Distributor has an ownership interest;

        (j) ensure that all copies of the Software and all packaging includes proprietary, patent, copyright, trademarks and trade secret legends, in such form and in such location as specified by the Owner, from time to time in writing, clearly indicating that (i) copyright to the Software is owned by "MPT Millennium Patent Technologies Corporation Limited" and that (ii) copies of the Software cannot be reproduced and sold without the consent of the Owner; and

        (k) provide the Owner, upon request being made therefor, from time to time, with information relating to the sales and marketing of the Software by the Distributor, revenues generated from the sales of the Software by the Distributor, and of any modification, production, reproduction, or use of the Software.

ARTICLE 7      REPRESENTATIONS AND WARRANTIES OF THE OWNER

7.1 The Owner hereby represents and warrants as follows and hereby acknowledges and agrees that the Distributor is relying on such representations and warranties in connection with the entering into by the Distributor of this Agreement:

        (a) the Owner has the right to make the appointment and grant the rights provided for herein;

        (b) the Owner is a corporation duly and validly incorporated and organized under the laws of Cyprus and is validly existing and in good standing under the laws of Cyprus;

        (c) the execution and delivery of this Agreement by the Owner has been duly authorized by all necessary action, and the Owner has all requisite power and authority to enter into this Agreement and to carry out the terms herein;

        (d) this Agreement has been duly and validly executed and delivered by the Owner and constitutes a valid and legally binding agreement, enforceable against the Owner in accordance with its terms; and

        (e) the execution and delivery of this Agreement by the Owner, and the observance of, performance of and compliance by it with the terms hereof do not constitute: a violation of applicable law; a violation or breach of any contract or any other instrument to which the Owner is a party or by which it is bound; a default under, or would constitute a default with the passage of time or the giving of notice or both or otherwise under, any contract or obligation to which the Owner is a party or by which it is bound; or a violation or a breach of any writ, injunction, statute, bylaw, judgment, decree, order, rule or regulation, including of any court or administrative body, by which the Owner is bound.

ARTICLE 8      CONFIDENTIALITY

8.1 The Distributor shall use its best efforts to maintain the confidentiality of any proprietary information or trade secrets pertaining to the Software and will seek to restrict the ability of any employee having knowledge of such proprietary information or trade secrets from disclosing same to any other person. The Distributor shall promptly notify the Owner of any violation or challenge to the copyright relating to the Software. For purposes of this Agreement, all knowledge or information relating to this Agreement or developed or acquired or conceived by the Distributor in performing its obligations hereunder, or in exploiting the Software, including, without limitation, technology, source code, documentation and test procedures pertaining to the Software shall be deemed to be trade secrets, know how and proprietary information of the Owner and the Distributor shall maintain in confidence at all times during the term of this Agreement and following its termination all such trade secrets, know how or proprietary or other information and shall not disclose any such trade secrets, know how or proprietary information to anyone.

ARTICLE 9      OBLIGATION TO PROTECT COPYRIGHT AND TRADEMARKS

9.1 The Distributor hereby acknowledges that the Owner owns, at all times, all right, title and interest in and to the Software, including all intellectual property rights and copyrights associated therewith. The Distributor shall, at all times, protect the interest of the Owner in and to the Software and in connection therewith, the Distributor hereby agrees to defend and protect, at its own expense, all intellectual property rights and copyrights associated with the Software against third party claims.

ARTICLE 10      INDEMNITY

10.1 The Distributor hereby agrees to indemnify and hold harmless the Owner from and against any and all losses, costs, claims and amounts arising out of or in connection with any acts or omissions of the Distributor pursuant to this Agreement, including, without limitation, any claims by third parties, including, without limitation, claims for product liability or loss of profits, arising out of the sale of copies of the Software or any other services provided by the Distributor to such third party and from any claims by any person for or relating to infringement of any copyright or intellectual property rights associated with the Software. The Distributor further covenants and agrees to indemnify and hold harmless the Owner from and against any and all losses, damages, costs, expenses and amounts incurred by the Owner in connection with or relating to any untruth of any representation or warranty made by the Distributor hereunder or relating to any breach by the Distributor of any of its covenants or agreements contained herein. The Distributor shall diligently defend any such claim, suit or proceeding brought against the Owner by any third party with respect to any matter to which this indemnity relates. The Owner shall be entitled to participate in any such litigation conducted by the Distributor with its own counsel at its own expense and the Distributor shall at all times consult the Owner and, if applicable, its counsel, and generally keep the Owner apprised of all matters with respect to the litigation. If the Distributor fails to take any actions to restrain an infringement or alleged infringement of any intellectual property rights and/or copyrights associated with the Software, the Owner shall have the right, at the Distributors cost and expense, to take any such action they deem necessary to protect their intellectual property rights in the Software, including filing lawsuits in the event of infringement, and filing for copyright and trademark registrations.

10.2 The Owner hereby covenants and agrees to indemnify and hold harmless the Distributor from and against any and all losses, damages, costs, expenses and amounts arising out of or in connection with any acts or omissions of the Owner pursuant to this Agreement or in connection with or relating to any untruth of any representation or warranty made by the Owner hereunder or relating to any breach by the Owner of any of its covenants or agreements contained herein. The Owner shall diligently defend any such claim, suit or proceeding brought against the Distributor by any third party with respect to any matter to which this indemnity relates. The Distributor shall be entitled to participate in any such litigation conducted by the Owner with its own counsel at its own expense and the Owner shall at all times consult the Distributor and, if applicable, its counsel, and generally keep the Distributor apprised of all matters with respect to the litigation.

10.3    For greater certainty, except for the express warranties set forth in
        Section 7 hereof, the Owner makes no further warranties or covenants whatsoever with respect to the Software or the sale of copies thereof to the Distributor, either expressed or implied, including, without limitation, any warranty as to merchantable quality or fitness for any particular purpose or arising by statute or otherwise in law or from any course of dealing or usage of trade.

ARTICLE 11      TERMS

11.1 The term of this Agreement shall be five years and thereafter shall automatically be renewed for successive periods of one year unless either party gives no less than ninety days notice of termination prior to the expiry of the original term or any renewal term.

ARTICLE 12      TERMINATION

12.1 With the exception of Paragraph 10.1, which shall survive the termination of this Agreement, this Agreement shall terminate upon the happening of the following events:

        (a) if the Distributor fails to make any payment hereunder when due and such breach is not cured within ninety (90) days after notice of such breach is given by the Owner to the Distributor;

        (b) if the Distributor shall fail to perform or comply with any other material term, condition, covenant or obligation hereunder on its part to be performed or complied with and such failure to perform or comply is not remedied within ninety (90) days after written notice of such is given by the Owner to the Distributor;

        (c) if the Distributor becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of itself or of all or any substantial portion of its property or assets, files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors' rights or consents to, or acquiesces in, the filing of such a petition;

        (d) if any creditor of the Distributor appoints a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers, of the Distributor or of all or any substantial portion of its property or assets, files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors' rights and such action, appointment or proceeding is not terminated or withdrawn within 90 days of the Owner providing written notice to the Distributor;

        (e) if the Distributor ceases or threatens to cease to carry on its business or institutes or agrees to institute proceedings for the winding-up of its operations; and

        (f) if any representation or warranty made by the Distributor in this Agreement shall prove to have been incorrect in any material respect on and as of the date thereof.

12.2 Upon termination or expiration of the appointment made hereunder, for any reason whatsoever, the right of the Distributor to use any of the trademarks and any other intellectual property associated with the Software shall immediately cease and all activities of the Distributor with respect to the sale and marketing of the Software shall immediately cease.

12.3 Upon termination of this Agreement in accordance with Paragraph 12.1 hereof, the Distributor shall promptly account to the Owner, with respect to any and all amounts which may be owing by the Distributor to the Owner hereunder and the Distributor shall return all unsold copies of the Software to the Owner at no cost to the Owner.

ARTICLE 13      GENERAL CONTRACT PROVISIONS

13.1 Any notice or other communication which may be or is required to be given or made pursuant to this Agreement may be given in writing by personal delivery, by registered mail, postage prepaid or by telecopier address as follows:

        (a) to the Distributor at:    Axyn Canada Corporation
                                      201-338 Montreal Road
                                      Vanier, Ontario K1 L 6B3

                                      Attention: Robert Bell
                                      Telecopier: (613) 782-6068

        (b) to the Owner at:          c/o Soloway, Wright
                                      900-427 Laurier Avenue West
                                      Ottawa, Ontario KI R 7Y2

                                      Attention: Gregory Sanders
                                      Telecopier: (613) 238-8507

        or at such other address as may be given by either of them to the other in writing from time to time. Any notice or other communication given by mail as aforesaid shall be deemed to have been received on the tenth
        (1Oth) day following the date of mailing such notice or other communication. Any notice or other communication delivered or sent by telecopier as aforesaid shall be deemed to have been received on the date on which such notice or document was delivered or sent by telecopier. If a notice or other communication shall have been mailed and if regular mail service shall be interrupted by strike or other irregularity before the deemed receipt of such notice as aforesaid, such notice shall, unless earlier actually received, be deemed to have been received on the tenth
        (1Oth) day following the resumption of normal mail service.

13.2 There are no other representations, undertakings or agreements of any kind between or among the parties hereto with respect to the subject matter hereof except those contained herein.

13.3 All agreements, representations, warranties and covenants of any of the parties made herein or in any certificate or other document delivered by or on behalf of any of the parties hereto pursuant to the provisions hereof are material and shall be deemed to have been relied on by the other party notwithstanding any investigation heretofore or hereafter made by such other party, and shall survive the execution and delivery of this Agreement and shall continue in full force and effect.

13.4 If any provision of this Agreement or the application thereof to any person in any circumstance shall, to the extent be invalid or unenforceable, such invalid or unenforceable provision shall be severable from the remainder of this Agreement and shall not affect or impair the validity or enforceability of any other provision of this Agreement.

13.5 This Agreement shall be construed and enforced in accordance with the laws of Cyprus applicable therein.

13.6 This Agreement is not assignable by the Distributor without the prior written consent of the Owner, which consent may be unreasonably or arbitrarily withheld, provided that the Distributor shall be entitled to assign this Agreement, without the consent of the Owner to:

        (a) a wholly-owned subsidiary of the Distributor provided such wholly-owned subsidiary agrees to be bound by the terms of this Agreement and provided further that such assignment shall not release the Distributor of its obligations hereunder; and

        (b) a third party in connection with the sale to such third party of all or substantially all of the business and assets of the Distributor to such third party, provided such assignee agrees, in writing, with the Owner, to assume and be bound by all of the Distributor's obligations under this Agreement in place and instead of the Distributor.

        Subject to the foregoing, the provisions of this Agreement shall inure to the benefit and be binding upon the parties hereto and their respective successors and assigns.

13.7    Time shall be of the essence in this Agreement.

13.8 Each party shall from time to time hereafter and upon reasonable request by any other party, execute, perform an make or cause to be executed, performed or made all such other further acts, assurances and things as may be required in order to give full effect to this Agreement.

        IN WITNESS WHEREOF the parties have hereto have executed this Agreement as of the date first above mentioned.

                                            AXYN CANADA CORPORATION


                                            MPT MILLENNIUM PATENT TECHNOLOGIES
                                            CORPORATION LIMITED

                                  SCHEDULE "A"

                            (Description of Software)